Exhibit 99.1

Nationstar Reports Second Quarter 2017 Financial Results

  Quarterly GAAP net loss of ($20) million, ($0.20) per diluted share and adjusted EPS of $0.43
  Adjusted servicing profitability of 4.5 basis points (bps)
  Boarded $70 billion of servicing in first half of 2017
  Servicing GAAP pretax loss of ($42) million, adjusted pretax income of $55 million
  Originations GAAP pretax income of $53 million, adjusted pretax income of $56 million
  Xome GAAP pretax income of $17 million, adjusted pretax income of $12 million

DALLAS--(BUSINESS WIRE)--August 3, 2017--Nationstar Mortgage Holdings Inc. (NYSE: NSM) today reported a GAAP net loss of ($20) million, or ($0.20) per diluted share for the second quarter 2017. On an adjusted basis, the Company reported earnings for the second quarter of $42 million, or $0.43 per share.

Jay Bray, Chairman and Chief Executive Officer, commented, “We delivered strong operational results in the second quarter. Overall we achieved a 43% quarterly improvement in our adjusted pretax income, led by our Originations platform which increased adjusted pretax income by 107% sequentially. Our Servicing segment also maintained strong profitability while boarding $52 billion."

Bray continued, “We are confident that our customer centric strategy will further our position as a leader in the mortgage industry. Our continued investments in customer education and self-service will allow us to maintain the most efficient costs to service across the industry. In Originations, we continue to outperform the industry in refinance solutions for our customers and we look forward to helping our customers realize their dreams with industry leading purchase money solutions. We firmly believe these strategies will enhance shareholder value.”

Servicing

In the second quarter the Servicing segment posted a ($42) million GAAP pretax loss or $55 million adjusted pretax income (4.5 basis points). Despite higher prepayments, an increase in reserves, and the elevated boarding activity, our Servicing operations delivered strong quarterly adjusted pretax income driven by continued focus on operational improvements and the performance of the underlying portfolio. Declining interest rates during the quarter were the primary cause for the fair value loss on our MSR portfolio which does not consider the value of recaptured loans generated by our integrated origination platform.

	Quarter Ended
($ in millions)	Q1'17		Q2'17
	$	BPS	$	BPS
Operational	$299	25.4	$302	24.4
Amortization	(61)	(5.2)	(66)	(5.3)
Mark-to-market	(38)	(3.2)	(90)	(7.3)
Total revenue	200	17.0	146	11.8
Expenses	(158)	(13.4)	(175)	(14.2)
Total other income (expenses), net	(16)	(1.4)	(13)	(1.0)
Income before taxes (GAAP)	26	2.2	(42)	(3.4)
Mark-to-market	38	3.2	90	7.3
Adjustments	2	0.2	7	0.5
Adjusted pretax income	$65	5.6	$55	4.5

Throughout the quarter we boarded $52 billion of loans, including $38 billion of subserviced loans, which are expected to generate significantly higher returns on equity due to the limited capital deployed.

	Quarter Ended
	Q1'17	Q2'17
Ending UPB ($B)	$470	$498
Average UPB ($B)	$470	$494
60+ day delinquency rate	4.1%	3.5%
Annualized CPR	13.6%	14.2%
Annualized CPR, net of recapture	11.0%	12.3%
Modifications and workouts	15,574	12,038

The Company enters the second half of 2017 with approximately $111 billion scheduled to board, presenting several opportunities to drive revenue via our scaled platform and corresponding mortgage solutions. In addition, we continue to evaluate both MSR and subservicing opportunities for further growth. The Company has achieved adjusted servicing profitability of 5.0 bps in the first half of 2017, and we expect to achieve 5.0 bps or higher over the full year.

Originations

Originations generated $53 million GAAP pretax income or $56 million adjusted pretax income in the second quarter. Margins improved in the second quarter with profitability benefiting from reduced turn times and lower costs to originate. Nationstar funded approximately $4.3 billion during the quarter, providing a source of quality, long-term servicing assets.

	Quarter Ended
($ in millions)	Q1'17	Q2'17
Adjusted Pretax Income:
Income before taxes (GAAP)	$25	$53
Adjustments	2	3
Adjusted pretax income	$27	$56

	Quarter Ended
($ in millions)	Q1'17	Q2'17
Pull through adjusted lock volume	$3,805	$4,200
Funded volume	$4,632	$4,254
Recapture percentage	32%	24%
Purchase volume as a percentage of funded volume	20%	29%

Originations represents the most cost-effective method to acquire servicing assets. While the Company is sustaining refinance recapture percentages at approximately 50%, Nationstar continues to make investments to increase recapture on purchase originations and expects purchase recapture to grow in future quarters.

Xome

The Xome segment posted $17 million GAAP pretax income or $12 million adjusted pretax income for the second quarter. Xome sold over 3,000 properties, yet properties in REO inventory remained relatively flat quarter over quarter, driven by additional third-party inventory received late in the second quarter.

	Quarter Ended
($ in millions)	Q1'17	Q2'17
Adjusted Pretax Income:
Income before taxes (GAAP)	$13	$17
Adjustments	—	(5)
Adjusted pretax income	$13	$12

Adjusted pretax income margin	15%	16%

Adjustments this quarter were primarily related to the gain on the sale of Title365's retail title division. This transaction allows Xome and Title365 to focus exclusively on continuing to serve and grow our core institutional client base through our centralized national and default title divisions.

	Quarter Ended
	Q1'17	Q2'17
Property listings sold	3,414	3,074
REO listings at period end	4,382	4,174
Xome services completed orders	119,750	107,220
Percentage of revenue earned from third-party customers	39%	35%

Due to Xome's industry leading technology and competitive product suite, the Xome segment continues to win new third-party business. The Exchange segment continues to diversify its revenue stream with third-party business from GSEs and several large FHA loan servicers. During the quarter the Services segment gained three new valuation clients and ten new title clients which will drive additional revenue in future quarters.

In addition Xome's white-label business and the integrated exchange platform are driving new business opportunities. Through our referral programs, homeowners selling their homes have access to Xome's exchange platform, curated real estate agent panel and concierge transaction support to facilitate the lending, title and overall closing experience. The program launched in March and has already generated 1,700 new listings and 100 closings, presenting opportunities for fee income, purchase originations and Xome downstream services.

Customer Experience

This month, Nationstar celebrates another major milestone as we officially rebrand our operating company, Nationstar Mortgage LLC, to “Mr. Cooper.” Mr. Bray said, “We embarked on a journey to rethink the way we do business to retain our most valuable resource – our customers. Becoming Mr. Cooper is not about a name change, it is a representation of our journey to re-invent our company from the inside out in order to create an incredible customer experience. By establishing a supportive culture that empowers team members to be advocates for customers on their homeownership journey, we can create customers for life.”

With a continued focus on improving customer service and responding to direct customer feedback, in the last year the Company launched a new website and mobile application with user-friendly tools and features, moved its international call center operations back to the United States, and is continuously improving the customer boarding process.

These enhancements to the customer experience helped drive a 72% reduction in overall customer complaints in the last three years. In addition to those investments, the Company has also focused on creating a more positive team member environment by redefining its values, improving benefits, and offering additional training and mentoring opportunities. The heightened level of team member engagement combined with increased efficiencies and a focus on customer self-service further validate the Company’s guiding principle that happy team members lead to happy customers which will deliver strong shareholder value.

Capital & Liquidity

During the quarter, Nationstar maintained a robust capital and liquidity position with ratios above current regulatory guidelines. Nationstar's sustained operating cash flows generated throughout the second quarter allowed the Company to purchase $47 million of unsecured senior notes due between 2018 and 2022. Year-to-date the Company has purchased $94 million of unsecured senior notes. The Company is authorized to repurchase up to $100 million of common stock pursuant to the previously-announced stock repurchase program.

Conference Call Webcast and Investor Presentation

The Company will host a conference call on August 3, 2017 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally. Please use the participant passcode 56073952 to access the conference call. A simultaneous audio webcast of the conference call will be available on the Shareholder Relations section of http://www.mynationstar.com. A replay will also be available by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 56073952 to access the replay. The replay will be accessible through August 17, 2017.

Non-GAAP Financial Measures

The Company utilizes non-GAAP (or “adjusted”) financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Adjusted earnings (loss) eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Adjusted earnings (loss) also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding our growth prospects, Servicing segment's profitability, expected boardings and Originations purchase opportunities, and recapture. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per share data)

	Quarter Ended
	March 31, 2017	June 30, 2017
Revenues:
Service related, excluding MTM	$321	$303
Total MTM	(38)	(90)
Net gain on mortgage loans held for sale	144	167
Total revenues	427	380

Total expenses	372	369

Other income (expense):
Interest income	139	139
Interest expense	(190)	(186)
Other expense	(1)	7
Total other expense, net	(52)	(40)
Income before income tax expense	3	(29)
Income tax expense (benefit)	1	(10)
Net income (loss)	2	(19)
Less: Net income attributable to non-controlling interests	—	1
Net income (loss) attributable to Nationstar	$2	$(20)

Earnings per share attributable to common stockholders:
Basic	$0.02	$(0.20)
Diluted	$0.02	$(0.20)
Weighted average shares of common stock outstanding
Basic	98	98
Diluted	99	98

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31, 2017	June 30, 2017
Assets
Cash and cash equivalents	$443	$184
Restricted cash	304	424
Mortgage servicing rights	3,173	3,051
Advances and other receivables, net	1,580	1,594
Reverse mortgage interests, net	10,849	10,604
Mortgage loans held for sale at fair value	1,476	1,543
Mortgage loans held for investment, net	150	148
Property and equipment, net	136	133
Derivative financial instruments at fair value	82	81
Other assets	552	515
Total assets	$18,745	$18,277

Liabilities and stockholders' equity
Unsecured senior notes, net	$1,944	$1,899
Advance facilities, net	931	881
Warehouse facilities, net	2,413	2,523
Payables and accrued liabilities	1,221	1,122
MSR related liabilities - nonrecourse at fair value	1,209	1,134
Mortgage servicing liabilities	49	50
Derivative financial instruments at fair value	14	6
Other nonrecourse debt, net	9,277	8,997
Total liabilities	17,058	16,612
Total stockholders' equity	1,687	1,665
Total liabilities and stockholders' equity	$18,745	$18,277

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(dollars in millions, except per share data)

	Quarter ended March 31, 2017
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

Revenues:
Service related, net	$200	$16	$85	$1	$(19)	$283
Net gain on mortgage loans held for sale	—	125	—	—	19	144
Total revenues	200	141	85	1	—	427
Total expenses	158	117	72	25		372
Other income (expense):
Interest income	120	14	—	5	—	139
Interest expense	(136)	(13)	—	(41)	—	(190)
Other expense	—	—	—	(1)	—	(1)
Total other income (expense)	(16)	1	—	(37)	—	(52)
Pretax income (loss)	$26	$25	$13	$(61)	$—	3

Income tax expense						(1)
Noncontrolling interest						—
Net income attributable to Nationstar						$2
Earnings per share
Basic						$0.02
Diluted						$0.02

Adjusted Earnings:
Pretax income (loss)	$26	$25	$13	$(61)	$—	$3
MTM	38	—	—	—	—	38
Adjustments(1)	2	2	—	2	—	6
Adjusted pretax income	$65	$27	$13	$(58)	$—	47
Income tax expense						(18)
Adjusted earnings						$29
Adjusted EPS						$0.30

(1) Adjustments related to restructuring, settlements and impairment costs.

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(dollars in millions, except per share data)

	Quarter ended June 30, 2017
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

Revenues:
Service related, net	$146	$15	$76	$—	$(24)	$213
Net gain on mortgage loans held for sale	—	143	—	—	24	167
Total revenues	146	158	76	—	—	380
Total expenses	175	103	67	24	—	369
Other income (expense):
Interest income	123	11	—	5	—	139
Interest expense	(136)	(13)	—	(37)	—	(186)
Other income (expense)	—	—	8	(1)	—	7
Total other income (expense)	(13)	(2)	8	(33)	—	(40)
Pretax income (loss)	$(42)	$53	$17	$(57)	$—	$(29)

Income tax benefit						(10)
Noncontrolling interest						1
Net income attributable to Nationstar						$(20)
Earnings per share
Basic						$(0.20)
Diluted						$(0.20)

Adjusted Earnings:
Pretax income (loss)	$(42)	$53	$17	$(57)	$—	$(29)
MTM	90	—	—	—	—	90
Adjustments(2)	7	3	(5)	1	—	6
Adjusted pretax income	$55	$56	$12	$(56)	$—	$67
Income tax expense						(25)
Adjusted earnings						$42
Adjusted EPS						$0.43

(2) Adjustments related to restructuring, impairment and transaction costs of $14 million offset by $8 million gain on disposition of assets.

CONTACT:
Nationstar Mortgage Holdings Inc.
Megan Portacci, 469-426-3118